As filed with the Securities and Exchange Commission on November 21, 2025

Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8 Registration Statement

Under the Securities Act of 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	37-1699499 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2022 Omnibus Incentive Plan

(Full title of plan)

Renee L. Wilm

Chief Legal Officer & Chief Administrative Officer

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, Colorado 80112

(720) 875-5400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to: C. Brophy Christensen O’Melveny & Myers LLP Two Embarcadero Center 28th Floor San Francisco, CA 94111 (415) 984-8700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ◻

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of this Form will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Liberty Media Corporation (the “Registrant”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents previously filed with the Commission by the Registrant are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025 (Commission File No. 001-35707);
(b)

The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 28, 2025, that are incorporated by reference in Part III of the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024 (Commission File No. 001-35707);

(c)

The Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarter ended March 31, 2025, filed with the Commission on May 7, 2025, for its fiscal quarter ended June 30, 2025, filed with the Commission on August 7, 2025, and for its fiscal quarter ended September 30, 2025, filed with the Commission on November 5, 2025 (each, Commission File No. 001-35707);

(d)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 8, 2025 (as to Item 5.02 only), May 14, 2025, May 29, 2025, May 30, 2025, July 3, 2025 (as amended by Form 8-K/A, filed with the Commission on September 17, 2025), October 14, 2025, and October 29, 2025 (as to Item 5.02 only) (each, Commission File No. 001-35707 and, in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and not as to information “furnished” thereunder); and

(e)

The description of the Registrant’s Series A Liberty Live Common Stock, par value $0.01 per share, and the Registrant’s Series C Liberty Formula One Common Stock, par value $0.01 per share, contained in Exhibit 4.10 to the Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024, filed with the Commission on February 27, 2025 (Commission File No. 001-35707), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

The following description of the Registrant’s Liberty Formula One common stock, including its Series B Liberty Formula One common stock, is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Registrant’s Amended and Restated Certificate of Incorporation (the “charter”, which is incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part). The Registrant encourages you to read the charter and the applicable provisions of the Delaware General Corporation Law for additional information.

Basic Investment

The Liberty Formula One common stock is intended to track and reflect the separate economic performance of the business, assets and liabilities attributed to the Liberty Formula One Group (the “Formula One Group”). The Formula One Group is defined in the charter to include (i) the Registrant’s direct and indirect interest, as of the effective date of the charter, in (x) all of the businesses in which the Registrant is or has been engaged, directly or indirectly (either itself or through direct or indirect subsidiaries, affiliates, joint ventures or other investments or any of the predecessors or successors of any of the foregoing), and (y) the respective assets and liabilities of the Registrant and its subsidiaries, in each case, other than any businesses, assets or liabilities attributable to the Liberty Live Group as of the effective date of the charter, (ii) such other businesses, assets and liabilities that the board may determine to attribute to the Formula One Group or that may be acquired for or transferred to the Formula One Group in the future, (iii) the proceeds of any sale, transfer, exchange, assignment or other disposition of any of the foregoing and (iv) an Inter-Group Interest in the Liberty Live Group equal to one (1) minus the Live Group Outstanding Interest Fraction allocable to the Formula One Group as of such date.

Authorized Capital Stock

The Registrant is authorized to issue up to 1,018,750,000 shares of Liberty Formula One common stock, of which 500 million are designated as Series A Liberty Formula One common stock, 18.75 million are designated as Series B Liberty Formula One common stock, and 500 million are designated as Series C Liberty Formula One common stock.

Dividends and Securities Distributions

The Registrant is permitted to pay dividends on Liberty Formula One common stock out of the lesser of its assets legally available for the payment of dividends under Delaware law and the “Formula One Group Available Dividend Amount” (defined generally as the excess of the total assets less the total liabilities of the Formula One Group over the par value, or any greater amount determined to be capital in respect of, all outstanding shares of Liberty Formula One common stock or, if there is no such excess, an amount equal to the earnings or loss attributable to the Formula One Group (if positive) for the fiscal year in which such dividend is to be paid and/or the preceding fiscal year). If dividends are paid on any series of Liberty Formula One common stock, an equal per share dividend will be concurrently paid on the other series of Liberty Formula One common stock.

The Registrant is permitted to make (i) share distributions of (A) Series C Liberty Formula One common stock to holders of all series of Liberty Formula One common stock, on an equal per share basis; and (B) Series A Liberty Formula One common stock to holders of Series A Liberty Formula One common stock and, on an equal per share basis, shares of Series B Liberty Formula One common stock to holders of Series B Liberty Formula One common stock and, on an equal per share basis, shares of Series C Liberty Formula One common stock to holders of Series C Liberty Formula One common stock; and (ii) share distributions of (A) Series C Liberty Live common stock to holders of all series of Liberty Formula One common stock, on an equal per share basis, subject to certain limitations; and (B) Series A Liberty Live common stock to holders of Series A Liberty Formula One common stock and, on an equal per share basis, shares of Series B Liberty Live common stock to holders of Series B Liberty Formula One common stock and, on an equal per share basis, shares of Series C Liberty Live common stock to holders of Series C Liberty Formula One common stock, in each case, subject to certain limitations; and (iii) share distributions of any other class or series of the Registrant’s securities or the securities of any other person to holders of all series of Liberty Formula One common stock, on an equal per share basis, subject to certain limitations.

Conversion at Option of Holder

Each share of Series B Liberty Formula One common stock is convertible, at the option of the holder, into one share of Series A Liberty Formula One common stock. Shares of Series A and Series C Liberty Formula One common stock are not convertible at the option of the holder.

Conversion at Option of Issuer

The Registrant can convert each share of Liberty Formula One common stock into a number of shares of the corresponding series of Liberty Live common stock at a ratio based on the relative trading prices of the Series A Liberty Formula One common stock (or another series of Liberty Formula One common stock, subject to certain limitations) and the Series A Liberty Live common stock (or another series of Liberty Live common stock, subject to certain limitations) over a specified 20-trading day period.

The Registrant also can convert each share of Liberty Live common stock into a number of shares of the corresponding series of Liberty Formula One common stock at a ratio based on the relative trading prices of the Series A Liberty Live common stock (or another series of Liberty Live common stock, subject to certain limitations) to the Series A Liberty Formula One common stock (or another series of Liberty Formula One common stock, subject to certain limitations) over a specified 20-trading day period.

Optional Redemption for Stock of a Subsidiary

The Registrant may redeem outstanding shares of Liberty Formula One common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Formula One Group (and may or may not hold assets and liabilities attributed to the Liberty Live Group), provided that the board seeks and receives the approval to such redemption of holders of Liberty Formula One common stock, voting together as a separate class.

If the Registrant were to effect a redemption as described above with stock of a subsidiary that also holds assets and liabilities of the Liberty Live Group, shares of Liberty Live common stock would also be redeemed in exchange for shares of that subsidiary, and the entire redemption would be subject to the voting rights of the holders of Liberty Formula One common stock described above as well as the separate class vote of the holders of Liberty Live common stock.

Mandatory Dividend, Redemption and Conversion Rights on Disposition of Assets

If the Registrant disposes, in one transaction or a series of transactions, of all or substantially all of the assets of the Formula One Group, it is required to choose one of the following four alternatives, unless the board obtains approval of the holders of Liberty Formula One common stock not to take such action or the disposition qualifies under a specified exemption (in which case the Registrant will not be required to take any of the following actions):

●	pay a dividend to holders of Liberty Formula One common stock out of the available net proceeds of such disposition; or
●	if there are legally sufficient assets and the Formula One Group Available Dividend Amount would have been sufficient to pay a dividend, then: (i) if the disposition involves all of the properties and assets of the Formula One Group, redeem all outstanding shares of Liberty Formula One common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition, or (ii) if the disposition involves substantially all (but not all) of the properties and assets of the Formula One Group, redeem a portion of the outstanding shares of Liberty Formula One common stock in exchange for cash and/or securities or other assets with a fair value equal to the available net proceeds of such disposition; or
●	convert each outstanding share of each series of Liberty Formula One common stock into a number of shares of the corresponding series of Liberty Live common stock at a specified premium; or
●	combine a conversion of a portion of the outstanding shares of Liberty Formula One common stock into a number of shares of the corresponding series of Liberty Live common stock with either the payment of a dividend on or a redemption of shares of Liberty Formula One common stock, subject to certain limitations.

Voting Rights

Holders of Series A Liberty Formula One common stock are entitled to one vote for each share of such stock held and holders of Series B Liberty Formula One common stock are entitled to ten votes for each share of such stock held on all matters submitted to a vote of stockholders. Holders of Series C Liberty Formula One common stock are not entitled to any voting powers (including with respect to any class votes taken in accordance with the terms of the charter), except as otherwise required by Delaware law. When so required, holders of Series C Liberty Formula One common stock will be entitled to 1/100th of a vote for each share of such stock held.

Holders of Liberty Formula One common stock will vote as one class with holders of Liberty Live common stock on all matters that are submitted to a vote of stockholders unless a separate class vote is required by the terms of the charter or Delaware law. In connection with certain dispositions of Formula One Group assets as described above, the board may determine to seek approval of the holders of Liberty Formula One common stock, voting together as a separate class, to avoid effecting a mandatory dividend, redemption or conversion under the charter.

The Registrant may not redeem outstanding shares of Liberty Formula One common stock for shares of common stock of a subsidiary that holds assets and liabilities attributed to the Formula One Group unless the board seeks and receives the approval to such redemption of holders of Liberty Formula One common stock, voting together as a separate class, and, if such subsidiary also holds assets and liabilities of the Liberty Live Group, the approval of holders of Liberty Live common stock to the Liberty Live common stock redemption, with each affected group voting as a separate class.

The charter imposes supermajority voting requirements in connection with certain charter amendments and other extraordinary transactions which have not been approved by 75% of the directors then in office. When these requirements apply, the threshold vote required is 66⅔% of the aggregate voting power of the Registrant’s outstanding voting securities, voting together as a single class.

Inter-Group Interest

From time to time, the board may determine to create an intergroup interest in the Formula One Group in favor of the Liberty Live Group, subject to the terms of the charter.

If the Formula One Group has an intergroup interest in the Liberty Live Group at such time as any extraordinary action is taken with respect to the Liberty Live common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Liberty Live Group assets), the board will consider what actions are required, or permitted, to be taken under the charter with respect to the Formula One Group’s intergroup interest in the Liberty Live Group. For example, in some instances, the board may determine that a portion of the aggregate consideration that is available for distribution to holders of Liberty Live common stock must be allocated to the Formula One Group to compensate the Formula One Group on a pro rata basis for its interest in the Liberty Live Group.

Similarly, if the Liberty Live Group has an intergroup interest in the Formula One Group at such time as any extraordinary action is taken with respect to the Liberty Formula One common stock (such as the payment of a dividend, a share distribution, the redemption of such stock for stock of a subsidiary or an action required to be taken in connection with a disposition of all or substantially all of the Formula One Group’s assets), the board will consider what actions are required, or permitted, to be taken under the charter with respect to the Liberty Live Group’s intergroup interest in the Formula One Group.

All such board determinations will be made in accordance with the charter and applicable Delaware law.

Liquidation

Upon the Registrant’s liquidation, dissolution or winding up, holders of shares of Liberty Formula One common stock will be entitled to receive in respect of such stock their proportionate interests in the Registrant’s assets, if any, remaining for distribution to holders of common stock (regardless of the group to which such assets are then attributed) in proportion to their respective number of liquidation units per share.

Each share of Liberty Formula One common stock will be entitled to a number of liquidation units as set forth on the statement on file with the Secretary of the Registrant on the effective date of the charter, a copy of which will be furnished by the Registrant, on request and without cost, to any stockholder of the Registrant.

Authorized Share Capital

The Registrant is authorized to issue up to 6,206,102,500 shares of capital stock, which will be divided into the following two classes: (i) 6,156,102,500 shares of common stock and (ii) 50,000,000 shares of preferred stock.

Preferred Stock

The charter authorizes the board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

●	the designation of the series;
●	the number of authorized shares of the series, which number the board may subsequently increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;
●	the dividend rate or amounts, if any, and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;
●	the rights of the series in the event of the Registrant’s voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;
●	the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the board;
●	the voting rights, if any, of the holders of the series;
●	the terms and conditions, if any, for the Registrant to purchase or redeem the shares of the series; and
●	any other relative rights, preferences and limitations of the series.

The Registrant believes that the ability of the board to issue one or more series of its preferred stock will provide it with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which the Registrant’s securities may be listed or traded.

Although the board has no intention at the present time of doing so, it may issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based upon its judgment as to the best interests of the Registrant’s stockholders. The board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of its stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Board of Directors

The charter provides that, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of directors on the board will not be less than three and the exact number will be fixed from time to time by a resolution of its board. The members of the board, other than those who may be elected by holders of any preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of the current Class I directors expires at the annual meeting of stockholders in 2026. The term of office of the current Class II directors expires at the annual meeting of stockholders in 2027. The term of office of the current Class III directors expires at the annual meeting of stockholders in 2028.

At each annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

The charter provides that, subject to the rights of the holders of any series of preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of the Registrant’s outstanding capital stock entitled to vote on such matter, voting together as a single class.

The charter provides that, subject to the rights of the holders of any series of preferred stock, vacancies on the board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of preferred stock with respect to any additional director elected by the holders of that series of preferred stock.

These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Registrant.

Limitation on Liability and Indemnification

The charter provides that, to the fullest extent permitted by Delaware law, the Registrant’s directors are not liable to the Registrant or any of its stockholders or creditors for monetary damages for breaches of fiduciary duties as a director or officer. In addition, the Registrant indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of the Registrant or, at the Registrant’s request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person. The Registrant will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

No Shareowner Action by Written Consent; Special Meetings

The charter provides that (except as otherwise provided in the terms of any series of preferred stock), any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of the Registrant’s preferred stock, special meetings of the Registrant’s stockholders for any purpose or purposes may be called only by its Secretary at the written request of the holders of not less than 66⅔% of the total voting power of the Registrant’s outstanding capital stock or at the request of at least 75% of the members of the board then in office. The Registrant’s bylaws provide that no business other than that stated in the notice of special meeting will be transacted at any special meeting.

Amendments

The charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of the Registrant’s outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of the charter or to add or insert any provision in the charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of the Registrant’s stockholders or (2) which has been approved by at least 75% of the members of its board then in office. The charter further provides that the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of its bylaws, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of its board then in office.

Supermajority Voting Provisions

In addition to the supermajority voting provisions discussed under “—Amendments” above, the charter provides that, subject to the rights of the holders of any series of its preferred stock, the affirmative vote of the holders of at least 66⅔% of the aggregate voting power of its outstanding capital stock generally entitled to vote upon all matters submitted to its stockholders, voting together as a single class, is required for:

●	its merger or consolidation with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the General Corporation Law of the State of Delaware and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein), provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the vote of the Registrant’s stockholders (other than Section 251(h) of the General Corporation Law of the State of Delaware), or (2) that at least 75% of the members of the board then in office have approved;

●	the sale, lease or exchange of all, or substantially all, of its assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least 75% of the members of the board then in office have approved; or
●	its dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least 75% of the members of the board then in office have approved such dissolution.

Anti-Takeover Statutes and Stockholder Protections

Under Section 203 of the General Corporation Law of the State of Delaware, a Delaware corporation is prohibited from engaging in a “business combination” with an “interested stockholder” (a stockholder who owns 15% or more of the corporation’s voting stock) for three years following the time that such stockholder became an interested stockholder unless certain exceptions have been met. A Delaware corporation may opt out of Section 203 in its certificate of incorporation or a stockholder approved bylaw. The Registrant has not elected to opt-out of Section 203.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors or certain officers to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its shareholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under section 174 of Title 8 of the DGCL, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of the Registrant provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b) Prepayment of Expenses. The Registrant will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the amended and restated bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9.	Undertakings

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to

Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit

NumberDescription of Exhibit

4.1

Amended and Restated Certificate of Incorporation of the Registrant. (Filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on August 3, 2023 (Commission File No. 001-35707), and incorporated herein by this reference).

4.2

Liberty Media Corporation 2022 Omnibus Incentive Plan. (Filed as Annex A to the Registrant’s Proxy Statement on Schedule 14A, filed with the Commission on April 26, 2022 (Commission File No. 001-35707), and incorporated herein by this reference.)

5Opinion of O’Melveny & Myers LLP (opinion re legality).

23.1	Consent of KPMG LLP (consent of independent auditors).
23.2	Consent of Ernst & Young LLP (consent of independent auditors).
23.3	Consent of Deloitte Auditores, S.L. (consent of independent auditors).
23.4	Consent of Counsel (included in Exhibit 5).
24	Power of Attorney (included in this Registration Statement under “Signatures”).
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on November 21, 2025.

LIBERTY MEDIA CORPORATION

By:/s/ Renee L. Wilm Name:Renee L. Wilm Title:Chief Legal Officer & Chief Administrative Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Renee L. Wilm, Brittany Uthoff and Craig Troyer, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John C. Malone John C. Malone	Chairman of the Board and Director	November 21, 2025
/s/ Derek Chang Derek Chang	Director, President and Chief Executive Officer (Principal Executive Officer)	November 21, 2025

Signature	Title	Date
/s/ Brian J. Wendling Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 21, 2025
/s/ Robert R. Bennett Robert R. Bennett	Director	November 21, 2025
/s/ Chase Carey Chase Carey	Director	November 21, 2025
/s/ Brian M. Deevy Brian M. Deevy	Director	November 21, 2025
/s/ M. Ian G. Gilchrist M. Ian G. Gilchrist	Director	November 21, 2025
/s/ Evan D. Malone Evan D. Malone	Director	November 21, 2025
/s/ Larry E. Romrell Larry E. Romrell	Director	November 21, 2025
/s/ Andrea L. Wong Andrea L. Wong	Director	November 21, 2025